Exhibit 7(b)(2)

                          P-COM, INC.
                  PRO FORMA COMBINED CONDENSED
              STATEMENT OF OPERATIONS - Unaudited
           For the three months ended March 31, 1997
             (in thousands, except per share data)

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                                                                          Pro
                          P-COM         CRC       CSM    Adjustments     Forma
                          -----         ---       ---    -----------     -----
Net Sales             $  38,144   $     713   $     739   $      --   $  39,596

Cost of sales            22,736         517         365          --      23,618
                      ---------   ---------   ---------   ---------   ---------
 Gross profit            15,408         196         374          --      15,978
                      ---------   ---------   ---------   ---------   ---------
Operating expenses:
 Research and
   development            6,014         760          --          --       6,774
 Sales and marketing      2,556         210          38          --       2,804
 General and
   administrative         2,261         425         258         278       3,277
                      ---------   ---------   ---------   ---------   ---------
   Total operating
     expenses            10,831       1,395         296         278      12,855
                      ---------   ---------   ---------   ---------   ---------

Income (loss) from
  operations              4,577      (1,199)         78        (278)      3,123

Non-operating income (expense)
 Interest income
   (expense)                344         (55)         13          --         357
 Other income
   (expense), net          (354)         --          --          --        (354)
                      =========   =========   =========   =========   =========
Income (loss)
   before taxes           4,567      (1,254)         91        (278)      3,126

Provision for income
  taxes                   1,553          --          --          --       1,553
                      ---------   ---------   ---------   ---------   ---------
Net income (loss)     $   3,014   $  (1,254)  $      91   $    (278)  $   1,573
                      =========   =========   =========   =========   =========

Net income (loss)
  per share           $    0.15   $   (0.44)  $      --   $      --   $    0.07
                      =========   =========   =========   =========   =========

Weighted average
  common and common
  equivalent shares     20,260        2,825                               21,331


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